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Herbalife Responds to Spanish Ministry of Health Alert

LOS ANGELES, April 23, 2008 — Herbalife Ltd. (NYSE: HLF) issued a statement in response to a Spanish Ministry of Health alert.

On April 21, 2008, the Ministerio de Sanidad Y Consumo, Spain’s Ministry of Health, issued a “Recommendation of precaution when consuming products of the Herbalife brand.” The company is in an ongoing discussion with the agency and is providing the final section of its dossier on April 23, 2008 as previously agreed. As the company has noted in its previous public filings, from time to time it receives inquiries such as the one from Spain and cooperates fully with the authority involved.  Herbalife will continue to cooperate with Spanish authorities to help them more fully understand the scientific issues involved and the safety of our products.

The alert cites caution due to “suspicious cases” of “hepatic toxicity presumably associated with the consumption of products from Herbalife.” No specific product or ingredient that might have contributed to liver problems is named in the alert.  Herbalife has an adverse event reporting procedure that deals with the small number of queries we receive from doctors and consumers and we have an open dialogue with the medical community.  All adverse event reports are investigated thoroughly in consultation with the consumer and the physician (if available) to fully understand the facts.  In the United States, Herbalife strongly supported legislation mandating the submission of all dietary supplement and over-the-counter drug serious adverse events to the Food & Drug Administration. That law took effect in December 2007.

For more than 28 years, tens of millions of Herbalife consumers worldwide have been safely using Herbalife products with an extremely low incidence of serious adverse event reports citing liver function abnormalities.

Herbalife operates in 65 countries and has in excess of 400 products in its product range.  In Spain, the company sells 48 products, including products for skin and hair care such as facial creams, shampoo and soap.  In its recommendation, the Spanish Ministry of Health also questioned whether the company’s distribution model would hinder its ability to trace the sales of its products.  The company believes that its business model actually enhances its ability to follow up on product sales since it is able to contact its network of 1.7 million distributors worldwide in the event of a product issue, who in turn can contact their customers.  Retail stores or other sales methods may not have records of individual consumer purchases.

“Our 1.7 million Herbalife Independent Distributors are aware of the benefits of our products,” said Michael O. Johnson, chairman and chief executive officer of Herbalife.  “Along with our scientific and medical staff and advisors, they are confident in our science. For more than 28 years, our Distributors have worked closely with their customers to achieve healthier lives by combining the use of our products with moderate exercise and a healthy, active lifestyle.”

 About Herbalife Ltd.

Herbalife Ltd. is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 65 countries through a network of over 1.7 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to bring good nutrition to children. Please visit Herbalife Investor Relations for additional financial information.